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EXHIBIT 23.3
(Form S-8)

INDEPENDENT AUDITORS CONSENT

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Manitowoc Company, Inc. of our report dated December 12, 2001, with respect to the consolidated balance sheet of Grove Investors, Inc. and subsidiaries as of September 29, 2001 and the consolidated balance sheet of SGPA, Inc. (formerly Grove Investors LLC) and subsidiaries as of September 30, 2000 and the related consolidated statements of operations, comprehensive income (loss), predecessor equity (deficit) and cash flows for each of the years in the three-year period ended September 29, 2001, which report can be found in The Manitowoc Company, Inc. Current Report on Form 8-K dated August 8, 2002.

        As stated in the report of KPMG LLP, effective September 29, 2001 Grove Investors, Inc. accounted for a change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 29, 2001 is presented on a different cost basis than that as of September 29, 2001 and, therefore, is not comparable.

/s/ KPMG LLP

Baltimore, Maryland
September 13, 2002

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  EXHIBIT 23.3
INDEPENDENT AUDITORS CONSENT